Share Sales Agreement

between

Shanghai Qianyue Infotech Co., Ltd.

and

Shanghai Hongsheng Net Communication Co., Ltd.

for the acquisition of

Shanghai Qianyue Business Administration Co., Ltd.

Shanghai

7 March 2011

This agreement is signed between:

Shanghai Qianyue Infotech Co., Ltd. (“Vendor” or “Party A”) and Shanghai Hongsheng Net Communication Co., Ltd. (“Acquirer” or “Party B”) on 7 March, 2011 in Shanghai pertaining to the disposal of the entire stake in Shanghai Qianyue Business Administration Co., Ltd. (“QBA”) with terms and conditions as follows:

1.

QBA is a company duly set up in accordance with companies act of China, operating legally and having registered address at No. 1255, Level 4, Xikang Road, Putuo District, Shanghai.

2.

QBA is a wholly owned subsidiary of Vendor with total paid up capital RMB10million.

3.

Vendor intends to dispose off the entire stake of QBA to the Acquirer based on willing seller and willing buyer basis.

4.

Both parties have obtained relevant authorization to carry out the above transaction.  Party B has also obtained Shareholders’ mandate to enter into this agreement.

Both parties have mutually consented to the terms and conditions of this Agreement for execution in accordance with the Companies Act of China and other prevailing laws.

Clause 1 Transfer of Shareholding

“Shareholding” refers to the entire paid up capital of QBA.

Clause 2 Purchase Consideration

Both parties agreed and confirmed that Party B shall pay RMB7, 900,000 to Party A for the acquisition of 100% shareholding in QBA.

Clause 3 Payment Arrangement

Both parties mutually agreed to the following payment methods：

1.

Within 3 days after the date of this Agreement, Party B shall pay RMB2.8million to Party A, which when include the previous earnest deposit paid of RMB200,000 will total RMB3million；and

2.

After the above payment made by Party B, both parties shall within 10 working days facilitate the transfer of QBA ownership by registering in the State Administration of Industry and Commerce Department (“SAIC”).  Within 3 working days after the successful filing for the ownership transfer, Party B shall pay the balance of RMB4.9million to Party A；

Party A undertakes to Party B that all QBA’a accounts receivables (“Account Receivable”)

shall be fully collected prior to applying for the ownership transfer in SAIC, failing which Party B has the rights to deduct the Account Receivable not collected from the final payment.In addition, Party A also undertakes  any potential bad debts.  Any subsequent collection from the Accounts Receivables, Party B shall refund the amount to Party A.

Clause 4  Undertakings

1.

All representations made by both parties in this agreement are truthful, accurate, complete and not misleading.

2.

The assets undertaken by Party A to be transferred to QBA are free from liens and encumbrances.

3.

Party A undertakes to Party B that all actual liabilities or law suits originated prior to the effective date of transfer is solely Party A’s responsibility.  Party B shall within 5 workings days after being notified of such liabilities or law suits (after the effective date of transfer) notifies Party A, failing which Party A shall be exempted from such responsibilities.  Party A must ensure the accuracy of financial data during the process of transfering the QBA’s shareholding.

Clause 5 Other Undertakings

1.

Both parties are aware of the core assets of QBA which includes the followings:  Core E-purse system for prepaid cards management and password security-setting module, interfaces with banks and other payment systems, customers and business associates database and networks, relevant hardware and software, “VeryPass” trademark and website address and cash and bank balances (see Appendix 1) and current management team (see Appendix 4).

2.

Both parties shall within 10 working days after first payment made by Party B to Party A to facilitate the transfer of QBA ownership in SAIC filing.  Party A undertakes to Party B that prior to the SAIC filing, all related party billings among the internal Group must be fully settled.  After the QBA’s ownership changes being effected in SAIC, QBA will no longer be responsible for the intercompany billings.

3.

Party A undertakes to Party B that all assets to be transfers to QBA (currently being registered under Party A’s name) will be transferred to QBA prior to the effective date of transfer, free from liens and encumbrances.

4.

Party B agrees that Party A has the right to take back QBA’s excess cash on the effective date of transfer or within one month thereafter.  Excess cash is defined as QBA cash and bank on the effective date of transfer that is not subject to designated card payment obligation and after provisions being made to meet prevailing liabilities.

5.

Party A undertakes to Party B that there are no pending law suits against QBA andnot subject to any penalty by authorities and did not enter into any unfair deals or arrangement to the disadvantages of QBA nor granting any corporate guarantees to 3rd party.

6.

The effective date of transfer is defined as 1 April, 2011, the date when risk and rewards on QBA is officially transferred by Party A to Party B.

7.

Both parties mutually agreed that the current 20 employees of QBA (see Appendix 4) is subject to Party B consideration on whether to continue with the employment contracts and Party A is relieved from any responsibility.  Should Party B decide to terminate any of the employees, Party B shall be fully responsible for the termination process and associated cost and expenses.

Clause 6 Taxes

Both parties mutually agreed that either party shall bear its own share of tax arising from the agreement execution.

Clause 7 Confidentiality

Other than statutory requirement during SAIC filing process and relevant audit and legal needs, either party shall not disclose the content of this agreement to any 3rd parties without prior consent from the other party.

Clause 8 Non-competing Clause

Within 2 years from the date of agreement, Party A is refrained from:

1.

direct or indirectly owning, managing, controlling companies in China that conducts similar 3rd party payment business similar to QBA;

2.

soliciting QBA’s customers or business;

3.

abetting or attempting to abet QBA's employee from resigning from QBA

Clause 9 Events of Default

1.

Any parties acting not in compliance, partly or fully with the provision of this agreement will tantamount to default.  The defaulting party shall pay 20% compensation (based on total paid amount) to the abiding party.  Should such compensation insufficient to cover the damages suffered by the abiding party, the defaulting party should make good the balance.

2.  This Agreement specifies that in the event the acquirer fail to pay the vendor on time, the acquirer shall be penalized 0.1% for each day delay, calculated based on the amount due.  Should the payment default exceeding 60 days, the vendor has the rights to unilaterally rescind the agreement without responsibility.

3.

This Agreement specifies that both parties shall make best endeavour to complete the QBA ownership changes by 1 April, 2011.  In the event of default caused by the vendor failure to meet the 1 April 2011 deadline, the vendor shall be penalized 0.1% for each day delay, calculated based on the amount paid.  Should the period defaulted exceeding 60 days, the acquirer has the rights to unilaterally rescind the agreement without responsibility and Party A must refund Party B all amount paid.

4.

Despite having made good any defaulted events, the defaulting party shall continue to be bound by other relevant responsibilities specified by this agreement.  The responsibility arising from default does not end with the agreement termination.

Clause 10 Dispute Settlement

1.

This agreement is governed by the prevailing laws of PRC.

2.

In the event of unresolved dispute or default shall be referred to the local courts where the agreement is signed.

Clause 11 Other

1.

All sub-headings adopted in this agreement are for the easy reference and should have no bearings to the agreement content interpretations.

2.

Should any part of this agreement being nullified, invalid or caused to be unenforceable by the applicable laws, this agreement should be amended or deleted in part associated therewith.  The remaining clauses contained herein shall continue to be effective and binding both parties.

3.

The rights of either party shall not be prejudiced or restricted by any indulgence or forbearance extended to the other party and no waiver by any party in respect of any breach shall operate as waiver in respect of any subsequent breach.

4.

This agreement is the entire agreement between both parties in respect of the subject matter herein and supersedes all previous agreements with respect to its subject matter whether in orally or in writing.

5.

Any supplementary agreements shall subject to mutual agreement of both parties in writing and shall form part of this agreement with similar legally binding effect.

6.

Saved as otherwise provided, the benefits and obligations of the respective party are personal to that party and shall not be capable of being assigned, delegated, transferred or otherwise disposed of.

7.

Both parties shall upon signing of this agreement shall commit best endeavour to ensure orderly execution of this agreement without incurring extra costs to either party.

8.

This agreement is effective upon signing by respective authorized representative of both parties and company stamp affixed.

9.

This agreement is printed 5 sets original with either party keeping 2 sets each and the remaining one for SAIC filing purposes, all has similar legally binding effect.

10.

The appendices of this agreement form unseverable parts of this agreement and have similar legally binding effect.

Appendix 1:  Current assets of QBA

Appendix 2:  Assets undertaken by Party A to be transferred to QBA

Appendix 3:  Accounts Receivable listing of QBA as at 31 Jan 2011

Appendix 4:  Current employees listing of QBA

(The remaining of this page is intentionally left blank)

Signing pages

Party A：Shanghai Qianyue Infotech Co., Ltd. (Company stamp)

Legal Rep or authorized signatory：（signature）

Party B：Shanghai Hongsheng Net Communication Co., Ltd. (Company stamp)

Legal Rep or authorized signatory：（signature）